For Immediate Release

Ferro Reports Fourth-Quarter and Full-Year 2007 Results

CLEVELAND, Ohio – February 29, 2008 – Ferro Corporation (NYSE: FOE) announced today that sales for the year ended December 31, 2007 were a record $2.2 billion, up 8 percent from 2006. Sales for the fourth quarter were $570.7 million, an increase of 14.8 percent from the fourth quarter of 2006.

Loss from continuing operations for 2007 was $94.3 million, or $2.22 per diluted share, compared with income from continuing operations of $21.1 million, or $0.47 per share, in 2006. In 2007, the operating loss included net pre-tax charges of $166.0 million. These charges included an impairment charge of $128.7 million for goodwill and other long-lived assets associated with the Company’s polymer additives and pharmaceutical businesses. The Company recorded additional pre-tax charges of $37.3 million primarily for restructuring, other activities related to manufacturing rationalization and legal settlements. In 2006, operating income was reduced by pre-tax expenses of $34.9 million primarily related to manufacturing rationalization activities and costs associated with an accounting investigation and restatement.

“We continue to build a foundation for the future through aggressive restructuring efforts and organizational change,” said Chairman, President and Chief Executive Officer James F. Kirsch. “While we are disappointed by our reported loss for 2007, we are encouraged by strong cash flow from net operating activities and our ability to reduce debt. We will continue to drive cost and expense savings across the business, while investing in our customer relationships and stressing the values and behaviors that support our opportunities to win and enhance value for our shareholders.”

Kirsch added that the Company is on track with the restructuring programs it has initiated over the past 18 months, and that Ferro remains committed to meeting its goal of 10 percent operating margins, as a percent of sales excluding precious metals, in 2010. This will be achieved through organic growth of higher-value products, coupled with incremental savings generated from Ferro’s ongoing restructuring programs, aggressive pursuit of manufacturing productivity improvements, improved pricing for value, and expense reductions.

2007 Full-Year Results

Net sales increased 8 percent in 2007 primarily as a result of product price increases and favorable changes in foreign currency exchange rates. Compared with 2006, sales increased in the Performance Coatings, Color and Glass Performance Materials, Electronic Materials, and Polymer Additives segments. Sales declined in the Specialty Plastics and Other Businesses segments. Sales to customers outside the United States grew by 16 percent while sales within the United States fell by one percent.

Increased product prices and favorable changes in foreign currency exchange rates were the primary drivers of the increased sales. The effects of lower volume in Specialty Plastics, porcelain enamel products in Performance Coatings, and Polymer Additives partially offset the sales increases. The volume declines were largely the result of weak demand from U.S. markets in automobiles, appliances and residential housing.

Gross margins were 18.9 percent of sales in 2007, compared with 20.4 percent of sales in 2006. Gross profit during 2007 was negatively impacted by higher raw material costs, including precious metals. While the Company was generally able to increase prices to offset higher raw material costs, it was not able to increase prices sufficiently to maintain gross margin as a percent of sales. Gross profit in 2007 also was reduced by $7.9 million in costs primarily related to accelerated depreciation and other costs associated with the Company’s manufacturing rationalization programs. Gross profit also was negatively impacted by unplanned manufacturing costs due to temporary interruptions in operations at manufacturing facilities in South Plainfield and Bridgeport, New Jersey, and increased costs required to address product specification requirements at the Company’s Evansville, Indiana, specialty plastics manufacturing plant. Charges related to manufacturing rationalization reduced gross profit by $4.6 million in 2006.

Selling, general and administrative (SG&A) expense was $319.1 million in 2007, or 14.5 percent of sales. Included in the 2007 SG&A expense were $12.2 million in charges, primarily related to settlement agreements with plaintiffs in civil lawsuits related to alleged antitrust violations in the heat stabilizer industry, other legal settlements and divestment activities. SG&A expense in 2006 was $305.2 million, or 15.0 percent of sales, including charges of $8.2 million related to the costs of an accounting restatement and a settlement loss from a nonqualified benefit retirement plan, partially offset by benefits from changes to the Company’s postretirement benefit programs.

Total segment income for 2007 was $154.0 million, up slightly from the prior-year level of $152.6 million. The total segment income reflected higher income from the Color and Glass Performance Materials where the effects of increased product pricing more than offset increasing raw material costs. Segment income declined in Performance Coatings, mainly as the result of higher raw material and manufacturing costs that were not fully offset by higher product pricing. Income in the Electronic Materials segment declined due to the effects of weak demand for dielectric materials in the first half of the year and added manufacturing costs resulting from a temporary interruption in manufacturing at the business’ manufacturing facility in South Plainfield, New Jersey. Strong demand for the Company’s metal pastes and powders in the second half of the year partially offset the income decline. Income in the Specialty Plastics segment was slightly higher as higher product pricing and lower SG&A expenses were partially offset by the effects of lower volume and higher raw material costs. Income in the Polymer Additives segment was down slightly, primarily as a result of higher raw materials costs, lower manufacturing volume resulting from weak demand from the U.S. housing and automotive markets and added costs from a manufacturing issue at the business’ plant in Bridgeport, New Jersey. These reductions in income were largely offset by higher product prices.

Restructuring charges of $16.9 million were recorded in 2007, resulting from rationalization programs in the Company’s European inorganic materials manufacturing facilities and costs associated with discontinuing dielectric materials production at an Electronic Materials manufacturing location in Niagara Falls, New York. The restructuring project in Electronic Materials was completed in 2007, and the restructuring programs in Europe are expected to continue through 2009.

Interest expense declined to $59.7 million in 2007 from $64.4 million in 2006, as a result of lower borrowing levels and reduced interest rates on funds borrowed. The 2007 interest expense included a $2.0 million write-off of unamortized fees and discounts associated with an unused portion of the Company’s term loans. Interest expense in 2006 included a $2.5 million write-off of previously unamortized fees and discounts associated with the Company’s prior credit facilities and debentures that were accelerated.

In the fourth quarter of 2007, the Company recorded a $128.7 million non-cash charge for impairment of goodwill and other long-lived assets associated with its polymer additives and pharmaceutical businesses. The charge represents a goodwill impairment of $105.4 million and a $23.3 million impairment of long-lived assets in these businesses. The impairment in the polymer additives business was triggered by the cumulative negative effect on earnings of a cyclical downturn in certain of the Company’s primary U.S.-based end markets, including housing and automobiles; anticipated additional product costs due to recent hazardous material legislation and regulations, such as the newly enacted European Union “REACH” registration system, which requires chemical suppliers to perform toxicity studies on the components of their products and to register certain information; and higher forecasted capital expenditures related to the business. The impairment of goodwill in Ferro’s pharmaceutical business is primarily the result of the longer time necessary to transition the business from a supplier of food supplements and additives to a supplier of high-value pharmaceutical products and services.

Total debt at the end of 2007 was $526.1 million, a decrease of $66.3 million from the end of 2006. The decline in debt during 2007 was primarily the result of lower cash deposit requirements for precious metal consignments. In addition, the Company had net proceeds of $54.6 million from its U.S. accounts receivable securitization program at the end of 2007, compared with $60.6 million at the end of 2006. The Company also had $42.1 million in net proceeds from similar programs outside the U.S. at the end of the year, compared with $33.7 million at the end of 2006. The Company generated $144.6 million of net cash from operating activities during 2007.

2007 Fourth-Quarter Results

Net sales for the three months ended December 31, 2007 were $570.7 million, an increase of 14.8 percent from the fourth quarter of 2006. The growth was led by increased sales in the Electronic Materials, Color and Glass Performance Materials, Performance Coatings and Polymer Additives segments. Sales increased at a slower pace in the Specialty Plastics segment and declined in the Other Businesses segment.

The increased fourth-quarter sales were driven by year-over-year increases in product prices and favorable changes in foreign currency exchange rates. Also contributing to the sales increase were positive effects from increased volume in the Electronic Materials, Color and Glass Performance Materials and Polymer Additives segments, partially offset by the effects of volume declines in the Performance Coatings and Specialty Plastics segments. Lower volume in these segments was the result of weak demand in U.S. markets related to appliances, automobiles and residential housing.

Gross margin for the fourth quarter was 17.9 percent of sales, a decline from 19.7 percent in the fourth quarter of 2006. Gross profit was reduced by approximately $3.2 million during the fourth quarter primarily as a result of accelerated depreciation from the Company’s manufacturing rationalization programs. Gross profit also was reduced by approximately $2.0 million due to the previously announced manufacturing interruption at the Company’s Bridgeport, New Jersey, organic chemical manufacturing plant in December 2007. The interruption was caused by an accidental discharge of product into the plant’s on-site wastewater treatment plant. This discharge resulted in added costs for scrapped product and wastewater treatment. Higher precious metal costs, which are generally passed through to customers with minimal mark-up, also had a negative impact on gross margin percentage for the quarter. In the fourth quarter of 2006, gross profit included $3.0 million in costs related to the Company’s manufacturing rationalization activities.

Selling, general and administrative expense for the fourth quarter was $84.9 million, or 14.9 percent of sales. Included in SG&A expense were charges of $3.9 million related primarily to legal settlements and divestment activities. SG&A expense was $73.3 million, or 14.7 percent of sales in the fourth quarter of 2006, including $1.6 million in charges primarily related to divestment activities and severance.

2008 First-Quarter Estimates

Sales for the 2008 first quarter, ending March 31, are expected to be approximately $550 million to $575 million compared with sales of $530 million in the first quarter of 2007, reflecting an ongoing mix of business conditions in different regions. Business conditions in the U.S. are expected to be difficult due to continued weak demand from housing, appliances and automotive markets.

Earnings for the first quarter are expected to be in the range of $0.12 to $0.17 per share. This estimate includes expected charges of approximately $0.05 per share, primarily from the continuation of manufacturing rationalization activities. Also included in the first quarter estimates are pre-tax charges of $2 million to $3 million to complete the restoration of full wastewater treatment capabilities at the Company’s Bridgeport, New Jersey, manufacturing plant. The Company reported income from continuing operations of $0.14 per share in the first quarter of 2007, including charges of approximately $0.08 per share.

Conference Call

The Company will host a conference call to discuss its financial results and general business outlook on Friday, February 29, 2007, at 1:00 p.m. Eastern time. If you wish to participate in the call, dial 888-323-2711 if calling from the United States or Canada, or dial 210-234-0008 if calling from outside North America. When prompted, refer to the pass code, FOE, and the conference leader, David Longfellow. Please call approximately 10 minutes before the conference call is scheduled to begin.

An audio replay of the call will be available from 3:00 p.m. Eastern time on February 29 through 9 p.m. Eastern time on March 7. To access the replay, dial 866-487-6449 if calling from the United States or Canada, or dial 203-369-1644 if calling from outside North America.

The conference call also will be broadcast live over the Internet and will be available for replay through the end of the second quarter. The live broadcast and replay can be accessed through the Investor Information portion of the Company’s Web site at www.ferro.com.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, solar energy, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Cleveland, Ohio, the Company has approximately 6,300 employees globally and reported 2007 sales of $2.2 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this Ferro press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and often beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include the following:

•	We depend on reliable sources of raw materials and other supplies at a reasonable cost, but availability of such materials and supplies could be interrupted and/or the prices charged for them could escalate.

•	The markets in which we participate are highly competitive and subject to intense price competition.

•	We are striving to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques, but we may not be successful in achieving the desired improvements.

•	We are engaged in restructuring programs to improve manufacturing efficiency and reduce costs. If we are not successful in the execution of our restructuring programs we will not realize the expected cost savings.

•	Our products are sold into industries where demand is unpredictable, cyclical or heavily influenced by consumer spending.

•	The global scope of our operations exposes us to risks related to currency conversion and changing economic, social and political conditions around the world.

•	We have a growing presence in the Asia-Pacific region where it can be difficult for an American company to compete lawfully with local competitors.

•	Regulatory authorities in the U.S., European Union and elsewhere are taking a much more aggressive approach to regulating hazardous materials and those regulations could affect our sales and operating profits.

•	Our operations are subject to stringent environmental, health and safety regulations and compliance with those regulations could require us to make significant investments.

•	We depend on external financial resources and any interruption in access to capital markets or borrowings could adversely affect our financial condition.

•	Interest rates on some of our external borrowings are variable and our borrowing cost could be affected adversely by interest rate increases.

•	Many of our assets are encumbered by liens that have been granted to lenders and those liens affect our flexibility in making timely dispositions of property and businesses.

•	We are subject to a number of restrictive covenants in its credit facilities and those covenants could affect our flexibility in funding strategic initiatives.

•	We have significant deferred tax assets and our ability to utilize these assets will depend on our future performance.

•	We are a defendant in several lawsuits that could have an adverse effect on our financial condition and/or financial performance, unless they are successfully resolved.

•	Our businesses depend of a continuous stream of new products and failure to introduce new products could affect our sales and profitability.

•	Employee benefit costs, especially post-retirement costs, constitute a significant element of our annual expenses, and funding these costs could adversely affect our financial condition.

•	We are exposed to risks associated with acts of God, terrorists and others, as well as fires, explosions, wars, riots, accidents, embargoes, natural disasters, strikes and other work stoppages, quarantines and other governmental actions, and other events or circumstances that are beyond the Company’s reasonable control.

Additional information regarding these risk factors can be found in the Company’s Annual Report on Form 10-K for the period ended December 31, 2007.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

# # #

INVESTOR CONTACT:
David Longfellow
Director, Investor Relations, Ferro Corporation
Phone: 216-875-7155
E-mail: longfellowd@ferro.com

MEDIA CONTACT:
Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-6202
E-mail: aboodm@ferro.com

Ferro Corporation and Consolidated Subsidiaries
Condensed Consolidated Statements of Income

	Three Months Ended
	December 31,		Year Ended December 31,
		Adjusted		Adjusted
(Dollars in thousands, except per share amounts)	2007	2006	2007	2006

Net sales	$570,721	$497,307	$2,204,785	$2,041,525

Cost of sales	468,513	399,122	1,788,122	1,625,880

Gross profit	102,208	98,185	416,663	415,645

Selling, general and administrative expenses	84,853	73,256	319,065	305,211
Impairment charges	128,737	0	128,737	0
Restructuring charges	9,163	23,146	16,852	23,146
Other expense (income):
Interest expense	13,470	16,272	59,690	64,427
Interest earned	(80)	(1,725)	(1,505)	(4,466)
Foreign currency transactions, net	330	334	1,254	1,040
Loss (gain) on sale of business	1,348	(67)	1,348	(67)
Miscellaneous (income) expense, net	939	(3,157)	540	(87)

Income before income taxes	(136,552)	(9,874)	(109,318)	26,441
Income tax expense	(25,878)	(6,589)	(15,064)	5,349

(Loss) income from continuing operations	(110,674)	(3,285)	(94,254)	21,092

Loss from discontinued operations, net of tax	9	67	(225)	(472)

Net (loss) income	(110,683)	(3,352)	(94,479)	20,620

Dividends on preferred stock	(238)	(297)	(1,035)	(1,252)

Net (loss) income available to common shareholders	($110,921)	($3,649)	($95,514)	$19,368

Per common share data:
Basic (loss) earnings
From Continuing Operations	($2.58)	($0.08)	($2.22)	$0.47
From Discontinued Operations	0.00	0.00	(0.01)	(0.01)

	($2.58)	($0.08)	($2.23)	$0.46

Diluted (loss) earnings
From continuing operations	($2.58)	($0.08)	($2.22)	$0.47
From discontinued operations	0.00	0.00	(0.01)	(0.01)

	($2.58)	($0.08)	($2.23)	$0.46

Cash dividends declared	$0.145	$0.145	$0.58	$0.58

Shares outstanding:
Basic	43,059,057	42,394,464	42,925,702	42,393,974
Diluted	43,059,057	42,394,464	42,925,702	42,422,119
End of Period	43,569,987	42,865,471	43,569,987	42,865,471

Ferro Corporation and Consolidated Subsidiaries
Segment Sales and Segment Income

	Three Months
(Dollars in thousands)	Ended December 31,		Year Ended December 31,
		Adjusted		Adjusted
	2007	2006	2007	2006
Segment Net Sales
Performance Coatings	$158,227	$141,370	$609,285	$538,385
Electronic Materials	131,473	108,970	469,885	444,463
Color and Glass Perf. Materials	116,514	95,025	445,709	387,540
Polymer Additives	81,589	68,443	334,492	313,500
Specialty Plastics	62,962	61,782	261,956	271,307
Other businesses	19,956	21,717	83,458	86,330

Total Segment Net Sales	$570,721	$497,307	$2,204,785	$2,041,525

Segment Income
Performance Coatings	$8,018	$10,781	$37,965	$42,718
Electronic Materials	13,251	9,241	32,785	35,136
Color and Glass Perf. Materials	8,760	10,519	48,222	43,512
Polymer Additives	179	(1,037)	10,755	10,947
Specialty Plastics	4,155	2,692	15,116	14,629
Other businesses	1,164	1,672	9,146	5,674

Total Segment Income	35,527	33,868	153,989	152,616

Unallocated expenses	(18,172)	(8,939)	(56,391)	(42,182)
Impairment charges	(128,737)	0	(128,737)	0
Restructuring charges	(9,163)	(23,146)	(16,852)	(23,146)
Other expense, net	(16,007)	(11,657)	(61,327)	(60,847)

(Loss) income before income taxes from continuing operations	($136,552)	($9,874)	($109,318)	$26,441

Ferro Corporation and Consolidated Subsidiaries
Condensed Consolidated Balance Sheets

		Adjusted
		Year Ended December
(Dollars in thousands)	December 31,	31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$12,025	$16,985
Accounts and trade notes receivable, net	245,369	220,899
Note receivable from Ferro Finance Corp.	29,577	16,083
Inventories	262,799	269,234
Deposits for precious metals	0	70,073
Deferred income taxes	15,764	12,291
Other current assets	41,658	25,877

Total current assets	607,192	631,442
Property, plant & equipment, net	519,959	526,802
Goodwill	291,070	396,190
Other intangible assets, net	9,071	10,150
Deferred income taxes	100,935	94,490
Other non-current assets	110,033	82,528

Total assets	$1,638,260	$1,741,602

Liabilities and Shareholders’ Equity
Current liabilities:
Loans payable and current portion of long-term debt	$5,444	$10,764
Accounts payable	269,591	237,018
Income taxes	0	8,951
Other current liabilities	135,297	124,314

Total current liabilities	410,332	381,047
Long-term debt, less current portion	520,645	581,654
Postretirement and pension liabilities	140,988	194,427
Deferred income taxes	9,848	11,037
Other non-current liabilities	56,644	12,749

Total liabilities	1,138,457	1,180,914
Minority Interests	9,896	8,850
Series A convertible preferred stock	13,623	16,787
Shareholders’ equity	476,284	535,051

Total liabilities and shareholders’ equity	$1,638,260	$1,741,602

Ferro Corporation and Consolidated Subsidiaries
Condensed Consolidated Statements of Cash Flows

		Adjusted
	Year Ended December	Year Ended December
	31,	31,
(Dollars in thousands)	2007	2006

Cash flows from operating activities
Net income	($94,479)	$20,620
Depreciation and amortization	87,476	79,501
Impairment and restructuring charges	131,996	15,795
Deposits for precious metals	70,073	(51,073)
Changes in other current assets and liabilities, net	1,587	34,187
Other adjustments, net	(52,018)	(27,400)

Net cash provided by (used for) continuing operations	144,635	71,630
Net cash used for discontinued operations	(56)	(686)

Net cash provided by operating activities	144,579	70,944

Cash flows from investing activities
Capital expenditures for property, plant and equipment	(67,634)	(50,615)
Proceeds from sale of assets and businesses	4,850	5,130
Other investing activities	751	(23,233)

Net cash used for investing activities	(62,033)	(68,718)

Cash flow from financing activities
Net borrowings (repayments) under short-term credit facilities	(6,857)	1,334
Proceeds from former revolving credit facility		461,900
Proceeds from revolving credit facility	779,630	697,929
Proceeds from term loan facility	55,000	250,000
Principal payments on former revolving credit facility		(648,000)
Principal payments on revolving credit facility	(893,726)	(569,976)
Principal payments on term loan facility	(3,050)	0
Extinguishment of debentures		(155,000)
Debt issue costs paid	(1,783)	(16,234)
Cash dividends paid	(26,086)	(25,901)
Other financing activities	8,155	913

Net cash (used for) provided by financing activities	(88,717)	(3,035)
Effect of exchange rate changes on cash and cash equivalents	1,211	381

Increase (decrease) in cash and cash equivalents	(4,960)	(428)
Cash and cash equivalents at beginning of period	16,985	17,413

Cash and cash equivalents at end of period	$12,025	$16,985

Cash paid during the period for:
Interest	$56,911	$62,980
Income taxes	$15,721	$10,687

Ferro Corporation and Consolidated Subsidiaries
Supplemental Information

Segment Sales Excluding Precious Metals and
Reconciliation of Sales Excluding Precious Metals to Net Sales (Unaudited)

	Three Months
(Dollars in thousands)	Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Performance Coatings	$157,922	$141,370	$608,901	$538,385
Electronic Materials	74,213	63,256	268,133	262,949
Color and Glass Performance Materials	108,592	85,147	408,684	353,789
Polymer Additives	81,589	68,443	334,492	313,500
Specialty Plastics	62,960	61,782	261,954	271,307
Other businesses	19,956	21,717	83,694	86,330

Total net sales excluding precious metals	505,232	441,715	1,965,858	1,826,260

Sales of precious metals	65,489	55,592	238,927	215,265

Total net sales	$570,721	$497,307	$2,204,785	$2,041,525

It should be noted that segment sales excluding precious metals is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The sales are presented here to exclude the impact of volatile precious metal raw material costs. The precious metal raw material costs are generally passed through to directly to customers with minimal margin. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.